Exhibit 99.1

WORCESTER, Mass., February 5, 2009 –

The Hanover Insurance Group Reports

Fourth Quarter Results

Fourth Quarter 2008 Financial Highlights

•	Segment income after tax of $59.6 million, or $1.16 per share, compared to $60.8 million, or $1.16 per share, in the prior-year quarter (1).

•

Net income of $34.1 million, or $0.66 per share, which included $28.5 million of net realized losses on investments, or $0.55 per share, compared to net income of $75.8 million, or $1.44 per share, in the prior-year quarter.

•	Net premiums written of $597.3 million, compared to $561.6 million in the prior-year quarter, an increase of 6.4%.

Full Year 2008 Financial Highlights

•

Segment income after tax of $176.0 million, or $3.40 per share, compared to $228.7 million, or $4.36 per share, in the prior-year (1), which included the after-tax net impact of catastrophes of $110.3 million, or $2.13 per share, in 2008, and $42.4 million after tax, or $0.81 per share, in 2007.

•

Net income of $20.6 million, or $0.40 per share, included $97.8 million of net realized losses on investments, or $1.89 per share, and a loss related to FAFLIC discontinued operations of $84.8 million, or $1.64 per share, compared to net income of $253.1 million, or $4.83 per share, in the prior year.

•	Net premiums written of $2,518.0 million, compared to $2,415.3 million in the prior year, an increase of 4.3%.

•

Book value per share of $37.08 at December 31, 2008, compared to $40.09 per share at September 30, 2008 and $44.37 per share at December 31, 2007. The quarterly and year-to-date change in book value per share primarily reflects changes in Accumulated Other Comprehensive Income (Loss), realized losses on investments and the loss from discontinued FAFLIC operations.

•

Book value per share, excluding Accumulated Other Comprehensive Income (Loss), of $44.64 at December 31, 2008, compared to $44.37 per share at September 30, 2008 and $44.77 per share at December 31, 2007(1).

(1)	Segment income after tax and segment income after tax per share are non-GAAP measures. The reconciliation of these measures to the closest GAAP measure, net income, is provided on page 14 of this press release. Book value per share excluding Accumulated Other Comprehensive Income (Loss) is a non-GAAP measure; the closest GAAP measure is book value per share including Accumulated Other Comprehensive Income (Loss).

Financial Highlights

$ in millions, except per share amounts	Quarter ended December 31		Year ended December 31
	2008	2007	2008	2007
Total Segment Income after taxes(1)	$59.6	$60.8	$176.0	$228.7
Federal income tax settlement	—	—	6.4	—

Net realized investment losses and other	(37.2)	(0.6)	(97.9)	(0.9)
Income tax benefit on non-segment income	0.4	0.1	—	0.5

Income from Continuing Operations	22.8	60.3	84.5	228.3
Gain (loss) on Discontinued Operations	11.3	15.5	(63.9)	24.8

Net Income	$34.1	$75.8	$20.6	$253.1

Net Income per share (Diluted)	$0.66	$1.44	$0.40	$4.83

(1)

Segment income after tax and segment income after tax per share are non-GAAP measures. The reconciliation of these measures to the closest GAAP measure, net income, is provided on page 14 of this press release.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the fourth quarter of 2008 of $34.1 million, or $0.66 per share, compared to $75.8 million, or $1.44 per share, in the fourth quarter of the prior year. Net income for the fourth quarter of 2008 was impacted by net realized investment losses included in continuing operations of $37.1 million, or $0.73 per share, compared to a $0.6 million loss or $0.01 per share in the prior-year quarter.

Net income for the full year of 2008 was $20.6 million, or $0.40 per share, compared to net income of $253.1 million, or $4.83 per share in 2007. Net income for the full year 2008 was impacted by net realized investment losses included in continuing operations of $97.8 million, or $1.89 per share, a loss of $84.8 million, or $1.64 per share, from discontinued FAFLIC business, as well as substantially higher catastrophe losses in our Property and Casualty operations compared to the prior year.

Total Property and Casualty pre-tax segment income was $97.5 million in the fourth quarter of 2008, compared to $98.0 million in the fourth quarter of the prior year. The pre-tax net impact of catastrophes was $14.1 million in the fourth quarter of 2008, compared to $11.3 million in the fourth quarter of 2007. The fourth quarter of 2007 also included a one time benefit of $11.8 million from a litigation settlement, partially offset by a pension related expense adjustment of $7.4 million in the same period. Excluding the pre-tax net impact of catastrophes, the litigation benefit and the pension expense, Property and Casualty pre-tax segment income would have been $111.6 million in the fourth quarter of 2008, compared to $104.9 million in the fourth quarter of 2007.

Total Property and Casualty pre-tax segment income was $302.2 million for the full year of 2008, compared to $382.3 million in the prior year. The pre-tax segment income in 2008 included significantly higher catastrophe losses of $169.7 million pre-tax, compared to $65.2 million pre-tax in 2007. Excluding the pre-tax net impact of catastrophes, the aforementioned litigation settlement in the fourth quarter of 2007 and a pension related expense adjustment of $6.0 million for the full year, Property and Casualty pre-tax segment income would have been $471.9 million in 2008, $30.2 million higher than the comparable $441.7 million in 2007.

“I am pleased that in a year of very significant weather, including catastrophe and non-catastrophe activity, we generated solid pre-tax segment income,” said Frederick H. Eppinger, chief executive officer at The Hanover. “Excluding the impact of catastrophes, we showed meaningful growth in pre-tax segment income, which is evidence of the increasing earnings power of our business. While our 2008 premium growth of 4% continued to outpace the industry, we remain focused on underwriting discipline, as evidenced by improvements in our ex-catastrophe accident year loss ratios for both the quarter and the year.”

Mr. Eppinger continued, “While our investment portfolio and related book value absorbed increases in unrealized losses and impairments in the quarter and the full year, the portfolio is high quality, and our overall capitalization and liquidity position remain very strong. With over 98% of our investment portfolio in fixed maturities and cash, we expect to experience recoveries in market value in future periods and the result will be substantial book value growth.”

“Given all of these factors,” Mr. Eppinger concluded, “we are extremely well positioned for continued success in 2009 and beyond.”

The following table details pre-tax segment income.

$ in millions, except per share amounts	Quarter ended December 31		Year-to-date December 31
	2008	2007(1)	2008	2007(1)
Personal Lines	$39.7	$57.8	$123.5	$208.2
Commercial Lines	55.6	42.6	169.7	169.3
Other Property and Casualty	2.2	(2.4)	9.0	4.8

Total Property & Casualty	97.5	98.0	302.2	382.3
Interest expense on corporate debt	(10.0)	(10.0)	(39.9)	(39.9)

Total pre-tax segment income	87.5	88.0	262.3	342.4
Federal income tax expense	(27.9)	(27.2)	(86.3)	(113.7)

Total segment income after taxes(2)	$59.6	$60.8	$176.0	$228.7

Per share(2)	$1.16	$1.16	$3.40	$4.36

(1)	Restated to reflect certain additional expenses that were previously reported in the now discontinued traditional life business.

(2)	See reconciliation from segment income to net income at the end of this document.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended December 31		Year-to-date December 31
	2008	2007(1)	2008	2007(1)
Personal Lines losses (excluding catastrophes)	55.0%	52.9%	54.6%	52.9%
Personal Lines catastrophe-related losses	2.8%	1.4%	5.8%	1.7%
Total Personal Lines losses	57.8%	54.3%	60.4%	54.6%
Commercial Lines losses (excluding catastrophes)	40.2%	39.9%	38.6%	40.1%
Commercial Lines catastrophe-related losses	1.5%	2.6%	8.3%	3.5%
Total Commercial Lines losses	41.7%	42.5%	46.9%	43.6%
Total P&C Losses	50.9%	50.0%	54.9%	50.5%
Loss adjustment expenses	10.5%	10.8%	10.5%	10.9%
Policy acquisition and other underwriting expenses	34.1%	33.3%	33.3%	33.2%
Combined Ratio	95.5%	94.1%	98.7%	94.6%
Combined Ratio (excluding catastrophes)	93.3%	92.2%	91.9%	91.9%

(1)	Restated to reflect certain additional expenses that were previously reported in the now discontinued traditional life business.

Personal Lines

Personal Lines pre-tax segment income was $39.7 million in the fourth quarter of 2008, compared to $57.8 million in the prior-year quarter. The pre-tax net impact of catastrophes was $10.1 million in the fourth quarter of 2008, compared to $5.2 million in the fourth quarter of 2007. The fourth quarter of 2007 also included a one time benefit of $11.8 million from a litigation settlement. Excluding the pre-tax net impact of catastrophes and the benefit of the litigation settlement, Personal Lines pre-tax segment income would have been $49.8 million in the fourth quarter of 2008, compared to $51.2 million in the prior-year quarter.

Losses were higher in the current quarter, driven by lower favorable development of prior-year loss reserves and higher current accident year losses, due to higher frequency in our personal auto line, which we attribute to more severe non-catastrophe weather during the fourth quarter of 2008.

For the full year, Personal Lines segment income was $123.5 million in 2008, compared to $208.2 million in 2007. The pre-tax net impact of catastrophes was $85.4 million for the full year 2008, compared to $26.8 million in 2007. Excluding this pre-tax net impact of catastrophes and the aforementioned litigation benefit in the fourth quarter of 2007, Personal Lines segment income would have been $208.9 million for 2008, compared to $223.2 million in the prior year. This decrease in Personal Lines pre-tax segment income is primarily due to lower favorable development of prior-year loss reserves and higher ex-catastrophe current accident year losses due primarily to higher weather related losses.

Personal Lines highlights:

•

Net premiums written were $361.3 million in the fourth quarter of 2008, compared to $350.8 million in the fourth quarter of 2007, an increase of 3.0%. Net premiums written for the full year were $1,484.0 million in 2008, consistent with $1,480.8 million in 2007.

•

The Personal Lines GAAP combined ratio was 98.5% in the fourth quarter of 2008, compared to 93.4% in the prior-year quarter. Catastrophe related losses were $10.1 million, or 2.8 points of the fourth quarter combined ratio in 2008, compared to $5.2 million, or 1.4 points in the prior-year quarter. The GAAP combined ratio for the full year of 2008 was 100.5%, compared to 94.8% in 2007. Catastrophe related losses contributed 5.8 points to the combined ratio in 2008, compared to 1.7 points in 2007.

•

Favorable development of prior-year loss reserves was $11.1 million in the fourth quarter of 2008, compared to $15.3 million in the fourth quarter of 2007, improving the Personal Lines combined ratio by 3.1 points and 4.2 points, respectively. The full year favorable development of prior-year reserves was $61.5 million in 2008, compared to $72.2 million in 2007, improving the combined ratio by 4.2 points and 4.9 points, respectively.

Commercial Lines

Commercial Lines pre-tax segment income was $55.6 million in the fourth quarter of 2008, compared to $42.6 million in the fourth quarter of 2007. The pre-tax net impact of catastrophes was $4.0 million in the fourth quarter of 2008, compared to $6.1 million in the fourth quarter of 2007. Excluding the pre-tax net impact of catastrophes, Commercial Lines pre-tax segment income would have been $59.6 million in the fourth quarter of 2008, compared to $48.7 million in the prior-year quarter.

For the full year, Commercial Lines segment income was $169.7 million, compared to $169.3 million in 2007. The pre-tax net impact of catastrophes in the full year 2008 was $84.3 million, compared to $38.4 million in the full year 2007. The Commercial Lines segment income for the full year 2008, excluding the impact of catastrophes, would have been $254.0 million, compared to $207.7 million in 2007, up $46.3 million for the year.

Ex-catastrophe Commercial Lines segment income for the fourth quarter and full year 2008 was higher, primarily driven by growth in our specialty lines and improved ex-catastrophe accident year performance across most lines.

Commercial Lines highlights:

•

Net premiums written were $235.9 million in the fourth quarter of 2008, compared to $210.8 million in the fourth quarter of 2007, representing an increase of 11.9%. Net premiums written for the full year 2008 were $1,033.7 million, compared to $934.2 million in 2007, up 10.7% year over year. The increase in net premiums written for both the quarter and the year was in part due to acquisitions.

•

The Commercial Lines GAAP combined ratio was 91.7% in the fourth quarter of 2008, compared to 94.4% in the prior-year quarter. Catastrophe related losses were $4.0 million, or 1.5 points of the fourth quarter combined ratio in 2008, compared to $6.1 million, or 2.6 points in the prior-year quarter. The GAAP combined ratio for the full year of 2008 was 96.1%, compared to 94.0% in 2007. On an ex-catastrophe basis, the combined ratio in 2008 was 87.8%, or 2.7 points better, compared to the ratio of 90.5% in 2007.

•

Favorable development of prior-year loss reserves was $13.9 million in the fourth quarter of 2008, compared to favorable development of $19.8 million in the fourth quarter of 2007, improving the Commercial Lines combined ratio by 5.4 points and 8.4 points, respectively. The full year favorable development of prior-year reserves was $91.0 million in 2008, compared to $83.5 million in 2007, improving the combined ratio by 9.0 points and 9.2 points, respectively.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment income was $2.2 million in the fourth quarter of 2008, compared to a segment loss of $2.4 million in the prior-year quarter. Other Property & Casualty’s pre-tax segment income for the full year 2008 was $9.0 million, compared to $4.8 million in the prior year. The increase in Other Property & Casualty’s pre-tax segment income in the fourth quarter and full year 2008 compared to prior periods is primarily driven by a pension adjustment in 2007 related to census data issues.

Completion of FAFLIC Sale

As was previously announced, on January 2, 2009, The Hanover Insurance Group completed the sale of its remaining life insurance subsidiary, First Allmerica Financial Life Insurance Company (FAFLIC), to Commonwealth Annuity and Life Insurance Company, a subsidiary of The Goldman Sachs Group, Inc.

The loss on discontinued FAFLIC operations for the full year 2008 of $84.8 million is comprised of a net loss on the sale of $77.3 million, net income on business operations of $6.9 million and loss on invested assets of $14.4 million.

Discontinued Operations

Discontinued Operations include several exited businesses, as well as results of FAFLIC.

Net income in the fourth quarter of 2008 included a gain related to the discontinued FAFLIC business of $8.1 million, primarily driven by the exchange of invested assets between Hanover Insurance and FAFLIC discussed in the Investment Results section of this press release. The fourth quarter of 2008 also included an after-tax gain of $3.2 million related to previously disposed businesses.

Net income in the full year 2008 included a loss related to the discontinued FAFLIC business of $84.8 million, partially offset by a net gain of $20.9 million on previously disposed businesses. Net income in 2007 included income related to the discontinued FAFLIC business of $10.9 million, and a gain related to other previously disposed businesses of $13.9 million.

Investment Results

Net investment income from continuing operations increased by $1.5 million, to $64.8 million for the fourth quarter of 2008, compared to $63.3 million in the same period of 2007. For the full year of 2008, net investment income from continuing operations increased by $11.7 million, to $258.7 million, compared to $247.0 million in 2007. This increase was primarily the result of an inter-company transfer of pension related assets effective January 1, 2008.

Pre-tax net realized investment losses included in continuing operations were $37.1 million in the fourth quarter of 2008, compared to $0.6 million in the same period of 2007. In the fourth quarter 2008, the company recognized impairments of $46.4 million on certain fixed maturity and equity securities, which were partially offset by pre-tax net investment gains of $9.3 million, primarily from the sale of fixed maturity securities. Included in fourth quarter impairments were $8.7 million of losses that were recorded in discontinued operations during prior quarters of 2008, and were reclassified to continuing operations to align investment results with the transfer of assets relating to the sale of FAFLIC.

Full year 2008 pre-tax net realized investment losses included in continuing operations were $97.8 million, compared to $0.9 million of pre-tax net realized investment losses in 2007. In 2008, the company realized pre-tax net investment losses of $113.1 million resulting from impairments on certain fixed maturity and equity securities, partially offset by gains of $15.3 million, primarily from sales of fixed maturity securities. In 2007, the company realized pre-tax net investment losses of $3.6 million from impairments on certain fixed maturity securities, partially offset by $2.7 million of capital gains resulting from the sale of fixed maturities. The increase in impairments for the full year 2008 primarily reflects investment losses in corporate bonds, particularly in the financial sector and in certain higher yielding below investment grade fixed maturities.

Realized gains/(losses)

$ in millions	Quarter ended December 31, 2008	Year ended December 31, 2008
Net gains on sales of securities	$9.3	$15.3

Net impairments:
Investment grade(1)	(9.5)	(54.7)
Below investment grade	(28.8)	(50.2)
Equities and other	(8.1)	(8.2)

Total realized losses	$(37.1)	$(97.8)

(1)	Impairments on investment grade securities include Washington Mutual of $17.3 million and Lehman Brothers of $13.4 million recognized in the third quarter of 2008.

Investment Portfolio

The Company held $4.8 billion in cash and investment assets at December 31, 2008, excluding $1.1 billion of assets sold on January 2nd as part of our discontinued FAFLIC business.

Investment Portfolio – Continuing Operations

Fixed maturities and cash represented 98% of our investment portfolio with a carrying value of $4.7 billion. Approximately 94% of our fixed maturity portfolio is rated investment grade. The following table provides information about the company’s fixed maturity portfolio as of December 31, 2008:

Investment Type	Amortized Cost	Fair Value	Net Unrealized gain (loss)	Change in Net Unrealized
				Q4	YTD
Corporates(1)
NAIC 1	$962.8	$902.9	$(59.9)	$20.4	$(57.0)
NAIC 2	922.5	850.3	(72.2)	(29.1)	(61.9)
NAIC 3 or below	286.3	229.8	(56.5)	(33.8)	(53.7)
Total Corporates	2,171.6	1,983.0	(188.6)	(42.5)	(172.6)

MBS/CMBS/ABS
MBS	971.3	970.0	(1.3)	7.6	(2.7)
CMBS	288.9	258.0	(30.9)	(17.1)	(31.8)
ABS	19.2	11.9	(7.3)	(4.9)	(6.4)

Municipals
Taxable	507.1	492.0	(15.1)	(11.8)	(19.0)
Tax Exempt	241.2	224.7	(16.5)	(13.1)	(25.1)

U.S. Government	277.2	281.9	4.7	1.2	(0.4)

Redeemable Preferred	46.8	33.3	(13.5)	(3.9)	(9.3)

Total	$4,523.3	$4,254.8	$(268.5)	$(84.5)	$(267.3)

(1)

NAIC 1 is generally equivalent to an investment grade rating agency designation of ‘A’ or above, NAIC 2 is generally equivalent to an investment grade rating agency designation of ‘BBB’ and NAIC 3 or below is generally equivalent to a non-investment grade rating agency designation of ‘BB’ or below.

While market valuations continued to deteriorate in the fourth quarter due to unprecedented events in the financial markets, the company believes the unrealized losses are temporary. Management believes that recent and ongoing government actions, and the company’s ability and intent to hold such securities until recovery, will allow the company to realize the securities’ anticipated long-term economic value.

The Hanover continues to have no direct exposure to investments in sub-prime mortgages or sub-prime mortgage-backed securities, nor does it currently own any collateralized debt or loan obligations or invest in credit derivatives. Residential mortgage-backed securities constitute $1.0 billion of its invested assets with approximately 84% agency or agency backed securities. The remaining 16% are non-agency prime securities, substantially all of which are rated AAA. Commercial mortgage backed securities constitute $258.0 million of the company’s invested assets, of which approximately 21% is defeased. Approximately 89% of its CMBS holdings were pre-2005 vintages, with 6% from the 2007 vintage, 4% from the 2006 vintage and 1% from the 2005 vintage. The entire CMBS portfolio, of which approximately 80% was AAA rated, has a weighted average loan-to-value ratio of 66.2%. As of December 31, 2008, the Hanover holds $716.7 million of municipal bonds with an overall rating of AA-. Financial guarantor insurance enhanced municipal bonds represent $334.6 million, or approximately 47% of the municipal portfolio. The overall credit rating of the Hanover’s insured municipal bond portfolio, giving no effect to the insurance enhancement, was A-.

Please see exhibits at the end of this document for more disclosures on the investment portfolio.

Book Value

The following exhibit provides a roll forward of book value for 2008:

	Amounts		$ per share
$ in millions, except per share	Quarter Ended December 31, 2008	Year Ended December 31, 2008	Quarter Ended December 31, 2008	Year Ended December 31, 2008
Beginning of Period Book Value	$2,040.1	$2,299.0	$40.09	$44.37

Net Income
Continuing Operations	22.8	84.5	0.45	1.66
Discontinued Operations – FAFLIC	8.1	(84.8)	0.16	(1.67)
Other Discontinued Operations	3.2	20.9	0.06	0.41

Change in AOCI, net of tax
Change in Pension and Postretirement Related Benefits	(80.5)	(82.8)	(1.58)	(1.62)
Change in Net Unrealized Investment Losses	(86.4)	(281.6)	(1.70)	(5.53)

Dividend	(23.0)	(23.0)	(0.45)	(0.45)
Common Stock Net Activity	2.9	(45.0)	0.05	(0.09)
Ending of Period Book Value	$1,887.2	$1,887.2	$37.08	$37.08

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s fourth quarter results on Friday, February 6, at 11:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site approximately two hours after the call.

Statistical Supplement

The Hanover’s fourth quarter earnings news release and statistical supplement are available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above referenced conference call, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections which involve significant judgment and not guarantees of future performance, and actual results could differ materially. In particular, statements in the above referenced conference call regarding expectations for 2009, including with respect to net written premium growth, accident year loss ratios, prior year reserve development, segment income and effective tax rate are forward-looking statements. Investors should consider the risks and uncertainties in our business and under current financial market conditions that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates; (ii) the complexity of estimating losses from large catastrophe events where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial turmoil on the value of our investment portfolio and future investment income, including the amount of realized losses and impairments which will be recognized in future financial reports and our ability and intent to hold such investments until recovery; (iv) the uncertainties in current circumstances of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) the impact on our capital and liquidity of the current financial turmoil; (vi) variations in our current estimates that may change as the company finalizes future financial results; and (vii) the impact of recent federal government intervention into the financial sector.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Gustav, Ike, Katrina and Rita), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope, the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions and expansion in geographic areas, the impact of the company’s acquisitions of Professionals Direct, Inc., Verlan Holdings, Inc. and AIX Holdings, Inc., adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including increasing rate pressure, particularly in Commercial Lines), the continued deterioration of the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business, adverse state and federal legislation or regulation or regulatory actions (including in the state of Michigan where the Governor announced efforts to freeze automobile rates and to initiate actions to reduce automobile insurance rates and to make them “affordable…fair…and equitable”), financial ratings actions, uncertainties in estimating FIN 45 liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers, the performance of the discontinued voluntary pools and accident and health business that was transferred to The Hanover Insurance Company from FAFLIC in connection with the sale of FAFLIC, and various other factors.

Finally, with respect to the proceeds from the sale of our life insurance business, FAFLIC, and the loss on sale of this business, which is included in discontinued operations, there are certain factors that could cause actual results to differ materially from those estimated in this press release, slide presentation and statements made. These include: (1) the final reported statutory results of operations of FAFLIC as of December 31, 2008, which may impact the statutory surplus of FAFLIC and consequently the ultimate dividend, purchase price, proceeds from the transaction and net after-tax loss; (2) the uncertainties as to the gross or net proceeds to be received by THG, including the uncertainty as to the effects of the various purchase price adjustments and expenses incurred by THG; (3) the ability to realize post-closing earnings for the property-casualty segment that are taxable and make certain retained tax attributes valuable; and (4) the impact of contingent liabilities, including litigation and regulatory matters, assumed by the holding company in connection with the transaction.

Non-GAAP financial measures

The Hanover uses non-GAAP financial measures as important measures of the Company’s operating performance, including total segment income, segment income after tax, segment income after-tax per share, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses.

Segment income is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines, and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the Company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income, Property and Casualty segment income, and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarters ended December 31, 2008 and 2007 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

Contact Information

Investors:	Media:
Robert P. Myron E-mail: rmyron@hanover.com 1-508-855-3457	Michael F. Buckley E-mail: mibuckley@hanover.com 1-508-855-3099

Definition of Reported Segments

Our continuing operations include three Property and Casualty operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

THE HANOVER INSURANCE GROUP, INC.

in millions, except per share amounts	Quarter ended December 31		Year ended December 31
	2008	2007	2008	2007
Net income	$34.1	$75.8	$20.6	$253.1
Net income per share (diluted)	$0.66	$1.44	$0.40	$4.83
Weighted average shares	51.4	52.6	51.7	52.4

The following is a reconciliation from segment income to net income(1):

	Quarter ended December 31				Year ended December 31
$ in millions except per share	2008		2007		2008		2007
	$	Per Share(2)	$	Per Share(2)	$	Per Share(2)	$	Per Share(2)
Property and Casualty
Personal Lines	$39.7		$57.8		$123.5		$208.2
Commercial Lines	55.6		42.6		169.7		169.3
Other Property & Casualty	2.2		(2.4)		9.0		4.8

Total Property and Casualty	97.5		98.0		302.2		382.3
Interest expense on corporate debt	(10.0)		(10.0)		(39.9)		(39.9)

Total segment income	87.5	$1.70	88.0	$1.67	262.3	$5.07	342.4	$6.53

Federal income tax expense on segment income	(27.9)	(0.54)	(27.2)	(0.51)	(86.3)	(1.67)	(113.7)	(2.17)

Total segment income after taxes	59.6	1.16	60.8	1.16	176.0	3.40	228.7	4.36

Federal income tax settlement	—	—	—	—	6.4	0.12	—	—

Net realized investment losses	(37.1)	(0.73)	(0.6)	(0.01)	(97.8)	(1.89)	(0.9)	(0.01)

Loss on derivative instruments	(0.1)	—	—	—	(0.1)	—	—	—
Federal income tax benefit on non-segment income	0.4	0.01	0.1	—	—	—	0.5	0.01

Income from continuing operations	22.8	0.44	60.3	1.15	84.5	1.63	228.3	4.36

Discontinued operations (net of taxes):
Income (loss) from operations of discontinued FAFLIC businesses (including loss on assets held-for-sale of $5.1, or $0.10 per share and $77.3, or $1.49 per share in 2008)	8.1	0.16	2.6	0.05	(84.8)	(1.64)	10.9	0.21

Income from operations of AMGRO (including gain on disposal of $11.1, or $0.21 per share in 2008)	—	—	—	—	10.1	0.20	—	—

Income from operations of discontinued variable life and annuity business (including gain on disposal of $3.2, or $0.06 per share and $11.3, or $0.22 per share in 2008 and $7.7 or $0.14 per share and $7.9, or $0.15 per share in 2007)	3.2	0.06	12.9	0.24	11.3	0.22	13.1	0.25

Other	—	—	—	—	(0.5)	(0.01)	0.8	0.01

Net income	$34.1	$0.66	$75.8	$1.44	$20.6	$0.40	$253.1	$4.83

(1)

In accordance with Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2)	Per share data is per diluted share of common stock.

The table below includes our top twenty-five financial sector fixed maturity holdings as of December 31, 2008 and related financial ratings. The table excludes securities transferred on January 2, 2009 in connection with the sale of FAFLIC.

Continuing Operations – Top 25 Financial Holdings

(In millions, except percentage data)

Issuer	TARP(1)	Amortized Cost	Fair Value	% of Inv. Assets	S&P Ratings
Bank of America	Y	$59.0	$53.1	1.11%	A
PNC Bank	Y	31.6	29.3	0.61%	A+
Wells Fargo	Y	30.1	28.8	0.60%	AA
JP Morgan	Y	27.1	26.4	0.55%	A+
Goldman Sachs	Y	26.3	23.4	0.49%	A
GE Capital Corp.	N	25.1	24.7	0.52%	AAA
Morgan Stanley	Y	21.9	18.8	0.39%	A
Capital One	Y	17.4	16.4	0.34%	A–
Aetna	N	16.3	15.1	0.32%	A–
American Express	Y	16.2	14.6	0.31%	A
CIT Group	Y	15.2	20.3	0.42%	BBB+
Fifth Third Bancorp	Y	15.0	12.3	0.26%	A
Wellpoint	N	14.8	13.8	0.29%	A–
HSBC Bank	N	14.4	14.3	0.30%	AA–
Genworth Global Funding	N	13.2	5.6	0.12%	A–
Manufacturers & Traders Bank	Y	13.1	9.0	0.19%	A–
Royal Bank of Scotland	N	12.9	12.7	0.27%	A+
Charter One	N	12.1	11.8	0.25%	A–
Bank of New York	Y	11.4	11.6	0.24%	AA–
Credit Suisse First Boston	N	11.6	11.0	0.23%	A+
Union Bank of California	N	11.5	9.2	0.19%	A
Student Loan Market	N	11.1	12.3	0.26%	BBB–
Regions Bank	Y	8.2	5.6	0.12%	BBB+
FMR	N	7.2	6.5	0.14%	AA–
Cigna	N	6.1	5.3	0.11%	BBB+

Top 25 Financial		448.8	411.9
Other Financial		214.0	182.3

Total Financial		662.8	594.2

(1)

“Y” indicates that the issuer is a participant in the Troubled Asset Relief Program established under the Emergency Economic Stabilization Act of 2008. “N” indicates that the issuer is not a participant in such program.

The table below includes our top twenty-five non-financial sector corporate fixed maturity holdings as of December 31, 2008 and related financial ratings. The table excludes securities transferred on January 2, 2009 in connection with the sale of FAFLIC.

Continuing Operations – Top 25 Non-financial Holdings

(In millions, except percentage data)

Issuer	Amortized Cost	Fair Value	% of Inv. Assets	S&P Ratings
AT&T	$33.9	$34.0	0.71%	A
CVS	25.5	24.0	0.50%	BBB+
Valero Energy	24.7	23.3	0.49%	BBB
Dominion Resources	23.2	22.1	0.46%	A–
Kroger	20.6	20.4	0.43%	BBB–
Union Pacific	19.0	19.1	0.40%	BBB
Vodafone	18.3	17.7	0.37%	A–
Encana	17.6	16.7	0.35%	A–
Safeway	17.5	17.1	0.36%	BBB
Textron	17.0	13.6	0.28%	BBB
Home Depot	16.9	15.2	0.32%	BBB+
Sempra Energy	16.9	16.4	0.34%	BBB+
Burlington Northern	16.6	15.8	0.33%	BBB
Miller Brewing	16.4	15.2	0.32%	BBB+
Consolidated Edison	15.9	15.8	0.33%	A–
Comcast	15.8	15.7	0.33%	BBB+
Pacific Gas & Electric	15.8	16.2	0.34%	BBB+
Schering-Plough	15.4	14.8	0.31%	A–
Verizon	15.0	13.9	0.29%	A
Enterprise Products	13.9	11.3	0.24%	BBB–
Lowe’s	13.6	13.2	0.28%	BBB+
Canadian Natural Resources	12.4	11.2	0.23%	BBB
British Telecom	12.4	12.0	0.25%	BBB+
McKesson	12.0	12.1	0.25%	BBB+
Telefonica Europe	11.9	11.4	0.24%	A–
Top 25 Non-Financial	438.2	418.2
Other Non-Financial	1,071.4	970.6

Total Non-Financial	$1,509.6	$1,388.8